EXHIBIT 99.1

First Mid Bancshares, Inc. Announces Second Quarter 2020 Results

MATTOON, Ill., July 30, 2020 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended June 30, 2020.

Highlights

  Net income of $10.1 million, or $0.60 diluted EPS
  Organic loan growth up 8.5% year-over-year, excluding Paycheck Protection Program (“PPP”) and loans acquired April 21st (the Acquired Loans”)
  Strong start with the Acquired Loans and lenders in the St. Louis metro market
  Continued supporting our communities with $260 million in total loans under the PPP

“I am proud of the strength and perseverance of the First Mid team as we have played and continue to play a key role in the support and success of the customers and communities we serve,” said Joe Dively, Chairman and Chief Executive Officer.  “Our SBA expertise, along with our commitment to our communities, has allowed us to gain a significant number of new customers through the Paycheck Protection Program that will provide long-term value.”

“We delivered another solid quarter of financial results despite a reserve build for the uncertain macro-economic conditions.  The team of commercial lenders and loan relationships we acquired in the second quarter have integrated successfully and are off to a great start. As our markets have either partially or fully reopened, our commercial customers who were most impacted by the shelter-in-place orders are seeing positive trends in their businesses.  While it is early in the process, approximately 80% of borrowers who have ended their initial 90-day deferral program have not needed extensions,” Dively added.

“Finally, as you can see from our historical and consistent performance through various cycles, we have a very experienced underwriting team with a laser focus on asset quality.  While this may be a headwind to growth during booming economic times, this culture and philosophy outperforms in periods such as the current cycle.  When you combine our credit quality with our strong balance sheet and capital, we are uniquely positioned to not only manage the uncertainties that lie ahead, but also to take advantage of all opportunities to enhance shareholder value,” Dively concluded.

Net Interest Income

Net interest income for the second quarter of 2020 increased by $1.7 million, or 5.7% compared to the first quarter of 2020.  Interest income increased by $0.8 million and interest expense decreased $0.9 million.  The increase in interest income was primarily driven by the growth in balances from the Acquired Loans and PPP loans, partially offset by less securities income, lower loan yields and less accretion income.  Total accretion income was $0.5 million, which was a decline of $0.3 million from the previous quarter.  Interest expense declined due to the changes made to rates following the Federal Reserve cutting rates in March, including maturing CD’s and Federal Home Loan Bank advances.

In comparison to the second quarter of 2019, net interest income increased $0.3 million, or 0.9%.  The increase was primarily attributable to a $2.3 million decline in interest expense, partially offset by lower interest income with accretion income down $2.1 million from the same quarter last year.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.25% for the second quarter of 2020 compared to 3.51% in the prior quarter.  The PPP loans carry a 1% interest rate and were dilutive to the margin by approximately 16 basis points in the quarter.  In addition, total accretion of $0.5 million for the second quarter was down from $0.8 million in the prior quarter.  Excluding the PPP and accretion income, net interest margin declined by 5 basis points in the quarter with lower yields on earning assets partially offset by lower funding costs.

In comparison to the second quarter of 2019, net interest margin decreased 39 basis points.  The year-over-year decrease was primarily due to the impact of the PPP loans and a $2.1 million decline in accretion income.  Excluding PPP loans and accretion income, net interest margin increased one basis point in the current period compared to the second quarter of 2019.

Loan Portfolio

Total loans ended the quarter at $3.21 billion, representing an increase of $461.0 million compared to the prior quarter.  The second quarter ending balance included approximately $259.6 million in PPP loans.  Excluding the PPP loans and the $183.0 million in Acquired Loans, balances increased organically by approximately $18.4 million.  On a year-over-year basis, loans increased $658.7 million, or 25.9%.  Excluding PPP and Acquired Loans, balances increased $216.1 million, or 8.5%.

The Company has a diversified loan portfolio.  The Company decided to continue to provide additional disclosures on industry segments with escalated monitoring and stress testing from the COVID-19 shelter in place.  At quarter end, the more vulnerable sectors due to COVID-19, excluding PPP loans, were:  1) Retail Shopping/Strip centers, which represented 4.2% of outstanding loans, 2) Hotels, which represented 4.1% of outstanding loans, and 3) Restaurants, which represented 3.0% of outstanding loans.  Most of the largest borrowers in the hotel and restaurant sector own and operate multiple businesses across various industries providing a diverse cash flow stream to support their loans and have provided personal guarantees.

The Company began offering a 90-day principal and interest deferral program primarily for the hotel and restaurant sector in late March.  Subsequently, the Company offered a principal deferral program to select borrowers upon request primarily in the commercial real estate market.  In addition, the Company offered a residential mortgage and consumer principal and interest deferral program.  As of July 17th, 2020, approximately 80%, or $141.3 million, of the $177.5 million in deferred loans that reached the end of the original deferral period were not extended to a new deferral period.  After reaching a peak of approximately $424.0 million in deferrals, the Company had total outstanding deferrals of $282.6 million, or 8.8% of total outstanding loans on July 17th, 2020.

The Company will continue to monitor and grant additional deferrals based upon the facts and circumstances of each borrower’s financial position.  These loan deferrals and modifications have been executed consistent with the CARES Act and are not included in our non-performing loans.

Asset Quality

The Company’s asset quality measures continue to reflect a strong credit culture.  The allowance for loan losses, excluding $259.6 million of PPP loans, was 1.30% of total loans.  Also, the remaining fair value mark on certain acquired loans represents seven basis points in addition to the current allowance.  The ratio of non-performing loans to total loans was 0.72%, and the allowance for loan losses to non-performing loans was 166.2%.  Non-performing loans declined $1.4 million to $23.1 million at quarter end.  Non-performing assets to total assets declined to 0.57%.  Net charge-offs were $0.6 million during the second quarter compared to $1.2 million in the prior quarter.

Provision expense was recorded in the amount of $6.1 million in the second quarter reflecting $5.5 million of a reserve build above the $0.6 million in net charge-offs.  This reserve build was recorded under Accounting Standards Update 2016-13 known as the current expected credit loss model.  The Company’s required allowance for credit loss was calculated using a combination of, among other things, historical loss experience and the uncertainty of future macro-economic conditions.

Deposits

Total deposits ended the quarter at $3.39 billion, which represented an increase of $477.2 million from the prior quarter.  The increase includes approximately $160.0 million of funding under the depository agreement setup for the acquired loans. The Company’s average rate on cost of funds was 0.43% for the quarter compared to 0.60% in the first quarter and 0.76% in the second quarter of 2019.  Total interest-bearing deposit costs declined by 17 basis points in the first quarter 2020 and declined by 32 basis points year-over-year.

Noninterest Income

Noninterest income for the second quarter of 2020 was $13.9 million compared to $16.5 million in the first quarter and $13.6 million in the second quarter of last year.  The decrease compared to first quarter was primarily driven by the timing of insurance revenues, which are seasonally higher in the first quarter.  Excluding insurance revenues, noninterest income was essentially flat in the second quarter 2020.  In addition, the current period included a negative $0.2 million mortgage servicing rights valuation adjustment.

In comparison to the second quarter of 2019, noninterest income increased $0.3 million, or 2.2% with increases in insurance, wealth management, and mortgage banking more than offsetting declines in services charges and late fees recorded in other income.  The Company’s fee businesses continue to provide significant diversification and are a valuable and consistent income generator.  Our First Mid Wealth Management division ended the quarter with $4.1 billion in assets under management.

Noninterest Expenses

Noninterest expense for the second quarter totaled $26.1 million compared to $27.7 million in the first quarter and $30.2 million in the second quarter last year.  The current quarter was lower than the first quarter primarily due to the seasonality of our business lines as well as the deferral of loan origination costs related to the PPP loans.

The second quarter of 2019 included $2.4 million of costs related to the Soy Capital acquisition and integration versus $0.1 million of acquisition costs in the current period.  The remaining year-over-year decline was primarily driven by lower occupancy and equipment costs, less OREO expense, and lower amortization of intangibles.

The Company will be closing two branches in the third quarter of 2020 as part of its ongoing initiative to optimize its branch network and manage its cost structure.  The continued increase in the use of the Company’s advanced digital platform and the location of other nearby First Mid locations is expected to minimize any disruption to the customer.

The Company’s efficiency ratio, on a tax equivalent basis, for the second quarter 2020 improved to 54.3% compared to 57.1% in the prior quarter and 62.3% for the same period last year.

Regulatory Capital Levels

The Company’s capital levels remained strong and comfortably above the “well capitalized” levels.  Capital levels ended the period as follows:

Total capital to risk-weighted assets	15.19%
Tier 1 capital to risk-weighted assets	14.07%
Common equity tier 1 capital to risk-weighted assets	13.46%
Leverage ratio	10.43%

Capital levels declined in the period compared to the prior quarter as the Company paid its semi-annual dividend of $0.40 per share in June and the balance sheet increased from both organic growth and Acquired Loans.

About Us: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co.  Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for our customers and shareholders.

First Mid is a $4.5 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, ag services, and insurance through a sizeable network of locations throughout Illinois and eastern Missouri and a loan production office in the greater Indianapolis area.  Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 155 years.

More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” “Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:  This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses, planned schedules and impacts from COVID-19. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; accounting principles, policies and guidelines; the severity, magnitude and duration of the COVID-19 pandemic; the direct and indirect impact of such pandemic, including responses to the pandemic by the government, businesses and consumers, on First Mid’s operations and personnel, commercial activity and demand across First Mid’s business and customers’ businesses; the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s liquidity and capital positions, impair the ability of First Mid’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses; and the impact of the COVID-19 pandemic on First Mid’s financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

– Tables Follow –

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

		As of
	June 30,	December 31,	June 30,
	2020	2019	2019

Assets
Cash and cash equivalents	$238,487	$85,080	$168,416
Investment securities	727,154	760,215	833,763
Loans (including loans held for sale)	3,205,262	2,695,347	2,546,543
Less allowance for loan losses	(38,381)	(26,911)	(26,359)
Net loans	3,166,881	2,668,436	2,520,184
Premises and equipment, net	58,905	59,491	59,898
Goodwill and intangibles, net	130,656	133,257	135,762
Bank owned life insurance	68,084	67,225	66,347
Other assets	68,144	65,722	58,471
Total assets	$4,458,311	$3,839,426	$3,842,841

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$817,623	$633,331	$603,823
Interest bearing	2,568,204	2,284,035	2,408,667
Total deposits	3,385,827	2,917,366	3,012,490
Repurchase agreement with customers	350,288	208,109	152,264
Other borrowings	103,939	118,895	95,826
Junior subordinated debentures	18,942	18,858	29,084
Other liabilities	50,042	49,589	44,219
Total liabilities	3,909,038	3,312,817	3,333,883

Total stockholders' equity	549,273	526,609	508,958
Total liabilities and stockholders' equity	$4,458,311	$3,839,426	$3,842,841

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$31,382	$31,539	$61,409	$63,643
Interest on investment securities	4,077	5,436	8,666	10,645
Interest on federal funds sold & other deposits	76	596	201	1,334
Total interest income	35,535	37,571	70,276	75,622
Interest expense:
Interest on deposits	3,105	4,940	6,966	9,318
Interest on securities sold under agreements to repurchase	158	215	352	475
Interest on other borrowings	516	697	1,111	1,420
Interest on subordinated debt	174	406	392	844
Total interest expense	3,953	6,258	8,821	12,057
Net interest income	31,582	31,313	61,455	63,565
Provision for loan losses	6,136	91	11,617	1,038
Net interest income after provision for loan	25,446	31,222	49,838	62,527
Non-interest income:
Wealth management revenues	3,827	3,587	7,453	7,232
Insurance commissions	4,088	3,760	10,709	9,315
Service charges	1,111	1,959	2,889	3,761
Securities gains, net	287	218	818	272
Mortgage banking revenues	1,236	346	1,544	585
ATM/debit card revenue	2,239	2,202	4,226	4,218
Other	1,097	1,516	2,756	2,844
Total non-interest income	13,885	13,588	30,395	28,227
Non-interest expense:
Salaries and employee benefits	15,455	15,565	31,955	32,139
Net occupancy and equipment expense	4,141	4,543	8,383	8,998
Net other real estate owned (income) expense	(2)	188	(48)	241
FDIC insurance	289	197	382	476
Amortization of intangible assets	1,290	1,823	2,585	3,179
Stationary and supplies	275	264	543	551
Legal and professional expense	1,489	1,304	2,887	2,498
Marketing and donations	314	481	795	935
Other	2,847	5,822	6,347	9,480
Total non-interest expense	26,098	30,187	53,829	58,497
Income before income taxes	13,233	14,623	26,404	32,257
Income taxes	3,096	3,642	6,268	7,960
Net income	$10,137	$10,981	$20,136	$24,297

Per Share Information
Basic earnings per common share	$0.61	$0.66	$1.21	$1.46
Diluted earnings per common share	0.60	0.66	1.20	1.45

Weighted average shares outstanding	16,709,886	16,683,194	16,701,536	16,674,646
Diluted weighted average shares outstanding	16,756,794	16,717,974	16,748,444	16,709,426

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Interest income:
Interest and fees on loans	$31,382	$30,027	$31,206	$31,976	$31,539
Interest on investment securities	4,077	4,589	5,101	5,297	5,436
Interest on federal funds sold & other deposits		125	214	305	596
Total interest income	35,535	34,741	36,521	37,578	37,571
Interest expense:
Interest on deposits	3,105	3,861	4,447	5,174	4,940
Interest on securities sold under agreements to repurchase		194	240	196	215
Interest on other borrowings	516	595	610	691	697
Interest on subordinated debt	174	218	240	392	406
Total interest expense	3,953	4,868	5,537	6,453	6,258
Net interest income	31,582	29,873	30,984	31,125	31,313
Provision for loan losses	6,136	5,481	2,737	2,658	91
Net interest income after provision for loan		24,392	28,247	28,467	31,222
Non-interest income:
Wealth management revenues	3,827	3,626	5,027	3,311	3,587
Insurance commissions	4,088	6,621	3,361	3,353	3,760
Service charges	1,111	1,778	1,985	2,091	1,959
Securities gains, net	287	531	479	51	218
Mortgage banking revenues	1,236	308	579	582	346
ATM/debit card revenue	2,239	1,987	2,100	2,173	2,202
Other	1,097	1,659	1,342	1,356	1,516
Total non-interest income	13,885	16,510	14,873	12,917	13,588
Non-interest expense:
Salaries and employee benefits	15,455	16,500	15,942	14,497	15,565
Net occupancy and equipment expense	4,141	4,242	4,305	4,377	4,543
Net other real estate owned (income) expense		(46)	30	172	188
FDIC insurance	289	93	(170)	(87)	197
Amortization of intangible assets	1,290	1,295	1,296	1,373	1,823
Stationary and supplies	275	268	269	284	264
Legal and professional expense	1,489	1,398	1,451	1,215	1,304
Marketing and donations	314	481	573	523	481
Other	2,847	3,500	3,905	3,540	5,822
Total non-interest expense	26,098	27,731	27,601	25,894	30,187
Income before income taxes	13,233	13,171	15,519	15,490	14,623
Income taxes	3,096	3,172	3,543	3,820	3,642
Net income	$10,137	$9,999	$11,976	$11,670	$10,981

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)
	As of and for the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019

Loan Portfolio
Construction and land development	$180,934	$123,326	$94,142	$68,821	$57,069
Farm real estate loans	251,382	242,891	240,241	229,715	229,924
1-4 Family residential properties	342,036	325,128	336,427	347,370	355,143
Multifamily residential properties	141,015	139,734	153,948	154,859	167,709
Commercial real estate	1,123,540	1,002,868	995,702	954,992	888,711
Loans secured by real estate	2,038,907	1,833,947	1,820,460	1,755,757	1,698,556
Agricultural operating loans	149,043	139,136	136,124	121,650	118,216
Commercial and industrial loans	811,169	565,789	528,973	543,937	530,405
Consumer loans	82,084	82,104	83,183	83,171	84,907
All other loans	124,059	123,322	126,607	119,043	114,459
Total loans	3,205,262	2,744,298	2,695,347	2,623,558	2,546,543

Deposit Portfolio
Non-interest bearing demand deposits	$817,623	$642,384	$633,331	$596,518	$603,823
Interest bearing demand deposits	938,710	827,387	850,956	899,763	844,931
Savings deposits	474,545	441,998	428,778	431,497	438,769
Money Market	625,361	441,381	419,801	435,517	473,160
Time deposits	529,588	555,477	584,500	625,630	651,807
Total deposits	3,385,827	2,908,627	2,917,366	2,988,925	3,012,490

Asset Quality
Non-performing loans	$23,096	$24,463	$27,818	$24,203	$25,773
Non-performing assets	25,397	27,306	31,538	28,645	29,380
Net charge-offs	631	1,188	2,567	2,276	436
Allowance for loan losses to non-performing loans	166.18%	134.39%	96.74%	110.49%	102.27%
Allowance for loan losses to total loans outstanding	1.30%[1]	1.20%	1.00%	1.02%	1.04%
Nonperforming loans to total loans	0.72%	0.89%	1.03%	0.92%	1.01%
Nonperforming assets to total assets	0.57%	0.71%	0.82%	0.75%	0.77%

Common Share Data
Common shares outstanding	16,728,190	16,702,484	16,673,480	16,663,095	16,694,316
Book value per common share	$32.84	$31.91	$31.58	$31.32	$30.49
Tangible book value per common share	25.02	24.00	23.59	23.25	22.35
Market price of stock	26.23	23.74	35.25	34.62	34.92

Key Performance Ratios and Metrics
End of period earning assets	$4,093,511	$3,492,271	$3,464,144	$3,444,775	$3,447,695
Average earning assets	3,942,832	3,451,123	3,464,200	3,444,088	3,470,776
Average rate on average earning assets (tax equivalent)	3.68%	4.11%	4.24%	4.39%	4.40%
Average rate on cost of funds	0.43%	0.60%	0.67%	0.79%	0.76%
Net interest margin (tax equivalent)	3.25%	3.51%	3.57%	3.60%	3.64%
Return on average assets	0.94%	1.05%	1.25%	1.22%	1.15%
Return on average common equity	7.47%	7.48%	9.17%	9.04%	8.80%
Efficiency ratio (tax equivalent) [2]	54.27%	57.14%	57.23%	54.69%	62.31%
Full-time equivalent employees	828	835	827	830	826

[1] Excludes Payment Protection Program loans.
[2] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Net-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended June 2020
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$152,090	$55	0.15%
Federal funds sold	1,069	-	0.00%
Certificates of deposits investments	4,154	21	2.03%
Investment Securities:
Taxable (total less municipals)	507,466	2,751	2.17%
Tax-exempt (Municipals)	182,585	1,678	3.68%
Loans (net of unearned income)	3,095,468	31,566	4.10%

Total interest earning assets	3,942,832	36,071	3.68%

NONEARNING ASSETS
Cash and due from banks	80,492
Premises and equipment	59,155
Other nonearning assets	254,386
Allowance for loan losses	(36,215)

Total assets	$4,300,650

INTEREST BEARING LIABILITIES
Demand deposits	$1,464,173	$697	0.19%
Savings deposits	465,281	98	0.08%
Time deposits	541,413	2,310	1.72%
Total interest bearing deposits	2,470,867	3,105	0.51%
Repurchase agreements	301,810	158	0.21%
FHLB advances	114,368	505	1.78%
Federal funds purchased	0	0	0.00%
Subordinated debt	18,915	174	3.70%
Other borrowings	1,868	11	2.37%
Total borrowings	436,961	848	0.78%
Total interest bearing liabilities	2,907,828	3,953	0.55%

NONINTEREST BEARING LIABILITIES
Demand deposits	799,332	Average cost of funds	0.43%
Other liabilities	50,804
Stockholders' equity	542,686

Total liabilities & stockholders' equity	$4,300,650

Net Interest Earnings / Spread		$32,118	3.13%

Impact of Non-Interest Bearing Funds			0.12%

Tax effected yield on interest earning assets			3.25%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019

Net interest income as reported	$31,582	$29,873	$30,984	$31,125	$31,313
Net interest income, (tax equivalent)	32,118	30,393	31,517	31,659	31,850
Average earning assets	3,942,832	3,451,123	3,464,200	3,444,088	3,470,776
Net interest margin (tax equivalent) [1]	3.25%	3.51%	3.57%	3.60%	3.64%

Common stockholder's equity	$549,273	$533,051	$526,609	$521,959	$508,958
Goodwill and intangibles, net	130,656	132,199	133,257	134,461	135,762
Common shares outstanding	16,728	16,702	16,673	16,663	16,695
Tangible Book Value per common share	$25.02	$24.00	$23.59	$23.25	$22.35

Common equity tier 1 capital	$417,326	$410,565	$398,536	$391,429	$379,581
Risk weighted assets	3,101,449	2,854,102	2,822,648	2,923,245	2,935,236
Common equity tier 1 capital to risk weighted assets [2]	13.46%	14.39%	14.12%	13.39%	12.93%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.